UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Geny, Bruno
   10750 Columbia Pike
   Silver Spring, MD  20901
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   4/29/99
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   Choice Hotels International, Inc.
   CHH
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior vice President - International
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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No securities owned                        |                      |                |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Common Stock Option (   |         |         |                       |         |          |             |                           |
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Common Stock Option (Rig|(1)      |11/20/07 |Common Stock           |22,500   |$17.625   |D            |                           |
ht to Buy)              |         |         |                       |         |          |             |                           |
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Incentive Stock Option  |(1)      |11/20/07 |Common Stock           |7,500    |$17.625   |D            |                           |
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Common Stock Option (Rig|(2)      |2/1/09   |Common Stock           |31,050   |$12.625   |D            |                           |
ht to Buy)              |         |         |                       |         |          |             |                           |
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Incentive Stock Option  |(2)      |2/1/09   |Common Stock           |10,350   |$12.625   |D            |                           |
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Explanation of Responses:
Note 1: Such options vest in five equal annual installments beginning on 11/20/98.
Note 2: Such options vest in five equal annual installments beginning on 2/1/00.
SIGNATURE OF REPORTING PERSON
Bruno Geny
DATE
5/7/99